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                                                                   EXHIBIT 4.2


                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                             RIGHTS, AND LIMITATIONS

                                       OF

               SERIES B 8% CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                               CLAIMSNET.COM INC.


         Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), CLAIMSNET.COM INC., a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: The Corporation was incorporated in the State of Delaware on September 11, 1997, and the authorized number of shares of Preferred Stock, par value $.001 per share, of the Corporation is 4,000,000, none of which is outstanding prior to the filing hereof; and

         SECOND: Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and by the provisions of Sections 141 and 151 et seq of the DGCL, the Board of Directors, at a meeting duly called pursuant to notice duly given, adopted the following resolutions authorizing the issuance of an aggregate of 25,000 shares of Series B Preferred Stock (as defined below), which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or By-Laws of the Corporation:

                  WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences, and relative participating, optional, voting, or other special rights, and the qualifications, limitations, or restrictions thereof; and

                  WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the terms of one series of preferred stock.

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation by Section 151 of the DGCL, and in accordance with the provisions of the Certificate of Incorporation of the Corporation, one series of preferred stock, par value $.001 per share, of the Corporation be and hereby is created and provided for with the terms, designation, relative rights, preferences, and limitations as follows:

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1.       Definitions.

         Asset Purchase Agreement. dated as of March 20, 2000, among the Corporation, HealthExchange.com, Inc., a Delaware corporation, and VHX Company, a Nevada corporation.

         Common Stock. Common stock, par value $.001 per share, of the Corporation.

         Final Approval Date. March 31, 2001.

         Issuance Date. With respect to any shares of Series B Preferred Stock, the date of the issuance of such shares of Series B Preferred Stock by the Corporation.

         Liquidation. The event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

         Liquidation Price. With respect to any share of Series B Preferred Stock, the amount equal to the sum of (i) the Stated Value per share and (ii) accrued, but unpaid, cumulative dividends, if any, on such share of Series B Preferred Stock from the date immediately following the Final Approval Date to, but excluding, the date of the Liquidation.

         Performance Milestone. The existence of 1,000,000 lives covered by the business operations attributable to the assets acquired by the Corporation from VHX Company, a Nevada corporation, pursuant to the Asset Purchase Agreement.

         Redemption Date. As defined in Section 5 hereof.

         Redemption Price. For each share of Series B Preferred Stock, the product of (A) the amount equal to the average closing sale price of the Common Stock on the principal market on which the Common Stock trades during the ten trading day period terminating on the date immediately prior to the date of satisfaction of the Performance Milestone and (B) 100. Notwithstanding the foregoing, (A) that in the event that that the Redemption Price determined as provided in the immediately preceding sentence is less than $1,400, the Redemption Price shall be deemed to be $1,400 and (B) that in the event that that the Redemption Price determined as provided in the immediately preceding sentence is greater than $1,500, the Redemption Price shall be deemed to be $1,500, and (C) notwithstanding anything herein to the contrary, in the event that the Performance Milestone has not been satisfied on or before the Final Approval Date, the shares of Series B Preferred Stock shall be cancelled and shall become authorized, but unissued shares of preferred stock, par value $0.001, per share, of the Company.

         Reorganization.  As defined in Section 7(c) hereof.

         Securities Act.  Securities Act of 1933, as amended.

         Series B Preferred Stock. The Series B 8% Convertible Redeemable Preferred Stock, par value $.001 per share.

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         Stated Value.  $_______ per share of Series B Preferred Stock.

         Stockholder Approval. Approval by the stockholders of the Corporation of the conversion of the share of Series B Preferred Stock into shares of Common Stock pursuant to Section 8.10 hereof of the Asset Purchase Agreement.

         Trailing Average Closing Price. The average closing sale price of the Common Stock on the principal market on which the Common Stock trades during the ten trading day period terminating on the date provided in Section 7 hereof. Notwithstanding the foregoing, (A) that in the event that that the Trailing Average Closing Price determined as provided in the immediately preceding sentence is less than $14.00, the Trailing Average Closing Price shall be deemed to be $14.00 and (B) that in the event that that the Trailing Average Closing Price determined as provided in the immediately preceding sentence is greater than $15.00, the Trailing Average Closing Price shall be deemed to be $15.00.

2. Designation and Number of Shares. The series of preferred stock established hereby shall consist of 25,000 shares and shall be designated "Series B 8% Convertible Redeemable Preferred Stock, par value $.001 per share".

3. Dividends. Subject to the next sentence of this Section 3, no dividends shall accrue on the Series B Preferred Stock through the Final Approval Date. Commencing immediately following the Final Approval Date, in the event that the Performance Milestone shall be satisfied on or prior to March 31, 2001, dividends shall accrue on the Series B Preferred Stock at the rate of 8% per annum, shall be cumulative, and shall be payable as and when declared by the Board of Directors in its sole and absolute discretion, provided, however, that such dividends shall, in all events, be prior in right of payment to any dividends payable on the Common Stock.

4. Voting. Each share of the Series B Preferred Stock shall be entitled to one vote and shall vote together with the Common Stock as one class, except as otherwise required by the law of the State of Delaware.

5. Mandatory Redemption. In the event that the Stockholder Approval is not received on or prior to the Final Approval Date or the Performance Milestone is not satisfied on or prior to the Final Approval Date, subject to Sections 6 and 7 hereof, the shares of Series B Preferred Stock shall be redeemed by the Corporation out of the capital surplus or net profits of the Corporation legally available thereof as set forth below at a redemption price per share equal to the Redemption Price. Upon the redemption thereof in accordance with this
Section 5, the shares of Series B Preferred Stock shall become authorized, but unissued, shares of capital stock of the Corporation. On each of July 1, 2001, October 1, 2001, January 1, 2002, April 1, 2002, July 1, 2002, October 1, 2002,
January 1, 2003, April 1, 2003, July 1, 2003, October 1, 2003, and January 1, 2004, the Corporation shall redeem, pro rata from the holders thereof, 8.3333% of the outstanding shares of Series B Preferred Stock, and on April 1, 2004 shall redeem the remainder of the outstanding Series B Preferred Stock. Each of such dates is hereinafter referred to as a "Redemption Date." Notwithstanding the foregoing, commencing on the date immediately following the Final Approval Date, the Corporation shall be entitled to redeem the shares of Series B Preferred Stock prior to the required Redemption Date pro rata without premium or penalty, and such additional shares of Series B Preferred Stock so redeemed shall be applied to the shares of Series B Preferred Stock required to be redeemed on the Redemption Dates furthest from such date.

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6. Liquidation Rights. In the event of any Liquidation prior to the conversion, if any, of the Series B Preferred Stock, or the redemption if any, thereof, pursuant to the terms hereof, before any payment or distribution of assets of the Corporation shall be made to, or set apart for, the holders of the Common Stock or any other capital stock of the Corporation not ranking prior to, or on a parity with, the Series B Preferred Stock in respect of rights upon a Liquidation, the holders of the Series B Preferred Stock shall first be entitled to receive payment out of such assets of the Corporation of an amount of cash per share of Common Stock equal to the Liquidation Price. If the assets of the Corporation are insufficient to permit full payment to the holders of the Series B Preferred Stock as herein provided, such assets shall be distributed ratably among the holders of the outstanding Series B Preferred Stock.

7. Mandatory Conversion. (a) Subject to Section 6 and paragraph (c) of this
Section 7, in the event that Stockholder Approval is received on or prior to the Final Approval Date and the Performance Milestone is satisfied on or prior to the Final Approval Date, each share of Series B Preferred Stock shall, on the date immediately following the date of the last to occur of the Stockholder Approval and the satisfaction of the Performance Milestone, immediately and automatically, and without any further action on the part of the holders thereof, be converted into, and exchanged for the number of shares of Common Stock equal to the quotient of (i) the sum of the Stated Value per share of Series B Preferred Stock and the cumulative accrued, but unpaid, dividends thereon and (ii) the Trailing Average Closing Price as of the date of the last to occur of the Stockholder Approval and the satisfaction of the Performance Milestone.

                           (b) Upon such conversion, all amounts otherwise
payable with respect to the Series B Preferred Stock shall be deemed paid in full by the issuance of such shares of Common Stock. Upon the conversion thereof in accordance with this Section 7, the shares of Series B Preferred Stock shall be canceled and shall become authorized, but unissued, shares of capital stock of the Corporation.

                           (c) In case of any capital reorganization, or the
consolidation or merger of the Corporation with or into another corporation (other than a merger or consolidation in which the Corporation is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock or the conversion of such outstanding shares of Common Stock into shares of other stock or other securities or property), or in the case of any sale, lease, or conveyance to another corporation of the property and assets of any nature of the Corporation as an entirety or substantially as an entirety (such actions being hereinafter collectively referred to as "Reorganizations"), there shall thereafter be deliverable upon conversion of each share of Series B Preferred Stock (in lieu of the number of shares of Common Stock theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the respective number of shares of Common Stock which would theretofore have been deliverable upon the conversion of such share of Series B Preferred Stock would have been entitled upon such Reorganization if such share of Series B Preferred Stock had been converted immediately prior to such Reorganization. In case of any Reorganization,

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appropriate adjustment, as determined in good faith by the Board of Directors of the Corporation, shall be made in the application of the provisions herein set forth with respect to the rights and interests of the holders of the Series B Preferred Stock so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon conversion of the Series B Preferred Stock. Any such adjustment shall be made by, and set forth in, a resolution of the Board of Directors of the Corporation, or any successor thereto, and shall for all purposes hereof conclusively be deemed to be an appropriate adjustment. The Corporation shall not effect any such Reorganization unless, upon or prior to the consummation thereof, the successor corporation, or if the Corporation shall be the surviving corporation in any such Reorganization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the capital stock of the Corporation outstanding at the effective time thereof, then such issuer, shall assume by written instrument the obligation to deliver to the holders of the Series B Preferred Stock such shares of stock, securities, cash, or other property as such holders shall be entitled to purchase in accordance with the foregoing provisions.

                           (d) In case of any reclassification or change of the
shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Stock (other than a change in par value or from a specified par value to no par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Corporation in which the Corporation is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), each share of Series B Preferred Stock shall thereafter be convertible into solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger by a holder of the number of shares of Common Stock for which such share of Series B Preferred Stock might have been exercised immediately prior to such reclassification, change, consolidation, or merger. Thereafter, appropriate provision shall be made for adjustments which shall be as nearly equivalent as practicable to the adjustments in this Section 7.

                           (e) The pe pisions of paragraphs (d) and (e) of this
Section 7 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, or conveyances.

8.       Miscellaneous.

         (a) Closing of Transfer Books. To facilitate the payment of any dividend with respect to the Series B Preferred Stock or any Liquidation, the Board of Directors of the Corporation is authorized, but not required, to set a record date not earlier than 60 days and not later than 10 days prior to the date of the distribution, in the case of a dividend or a Liquidation, as the case may be.

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         (b) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in-person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given, in the case of the holders of the Series B Preferred Stock, at the address of each such holder set forth in the stock transfer ledger of the Corporation, or, in the case of the Corporation, at 12801 N. Central Expressway, Suite 1515, Dallas, Texas, 75243. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof. Any notice given by other means permitted by this paragraph 8(a) shall be deemed given at the time of receipt thereof.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by the President and attested by its Secretary this____ day of April, 2000.


                                        CLAIMSNET.COM


                                        By:
                                            ----------------------------------
                                            Name:
                                            Title: President
ATTEST:


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